Stillwater Mining Company Releases 2009 Third Quarter Production and Pricing Statistics

COLUMBUS, MT -- (Marketwire - October 14, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) released today preliminary third quarter and year-to-date production results, total cash costs per ounce and realized metal prices for its two operating mines and volumes processed in its platinum-group metal (PGM) recycling activities.

While the Company believes that the statistics presented below are accurate, the quarterly review by the Company's independent auditor is not yet complete. Consequently, the information shown may be subject to revision in the Company's forthcoming Quarterly Report on Form 10-Q for the third quarter 2009.

Mine Production

Mined Ounces
(Thousands)
                                Quarter Ended         Nine Months Ended
                                 September 30            September 30
                            ----------------------  ----------------------
                             2009    2008   Change   2009    2008   Change
                            ------  ------  ------  ------  ------  ------

Stillwater Mine
  Platinum                    22.1    19.4     2.7    68.0    59.8     8.2
  Palladium                   73.0    64.4     8.6   223.0   197.4    25.6
                            ------  ------  ------  ------  ------  ------
    Total                     95.1    83.8    11.3   291.0   257.2    33.8

East Boulder Mine
  Platinum                     7.8     8.1    (0.3)   22.7    26.3    (3.6)
  Palladium                   26.2    28.1    (1.9)   77.9    91.7   (13.8)
                            ------  ------  ------  ------  ------  ------
    Total                     34.0    36.2    (2.2)  100.6   118.0   (17.4)

Total Mining
  Platinum                    29.9    27.5     2.4    90.7    86.1     4.6
  Palladium                   99.2    92.5     6.7   300.9   289.1    11.8
                            ------  ------  ------  ------  ------  ------
    Total                    129.1   120.0     9.1   391.6   375.2    16.4

Mine production for the third quarter and first nine months of 2009 overall was stronger than in the corresponding periods of 2008, particularly at the Stillwater Mine. Stillwater Mine production in the third quarter of 2009 was up 13.5% over the year-earlier quarter. The Company's restructuring efforts late in 2008 resulted in additional miners being assigned to Stillwater Mine, accompanied by a significant reduction in the number of employees at the East Boulder Mine. The mining effort at East Boulder was reorganized around several distinct mining areas, with employee teams assigned responsibility for operations in each area. While this approach, with the lower staffing, has resulted in somewhat lower mining output at East Boulder, mining productivities there have continued to strengthen during 2009. Third quarter PGM ounce production at East Boulder was off only about 6% from the same period in 2008, despite a nearly 50% reduction in the mine workforce between the periods.

The Company has previously given production guidance of 496,000 palladium and platinum ounces combined output from the two mines for the full year 2009. Through nine months, the Company is at 79% of that objective, suggesting that full year results should exceed the earlier guidance.

Total Cash Costs per Mined Ounce

The Company regularly reports Total Cash Costs per Mined Ounce as a non-GAAP measure of extraction efficiency for its mining operations. A complete description of this measure and discussion of how it is determined, along with certain caveats as to its appropriate application, are included in each of the Company's quarterly filings with the Securities and Exchange Commission.

In calculating total cash costs per mined ounce, historically the Company has offset a portion these costs with the proceeds from sales of mine by-products and with income from recycling activities. The table below strips out the effect of these credits, and so isolates the substantial improvement in the cash cost per ounce of mining and processing activities between 2009 and 2008.

Total Cash Costs per Mined Ounce Produced - before Recycling and By-product
 Credits
($/returnable oz. of Pt/Pd)

                                Quarter Ended         Nine Months Ended
                                 September 30             September 30
                            ----------------------  ----------------------
                             2009    2008   Change   2009    2008   Change
                            ------  ------  ------  ------  ------  ------

Stillwater Mine                407     532    (125)    404     529    (125)

East Boulder Mine              467     618    (151)    469     614    (145)

Consolidated Mining            424     558    (134)    421     556    (135)

When the effect of the recycling and by-product credits is excluded, Stillwater Mine's total cash costs per ounce for the third quarter of 2009 improved by 23.5% relative to the same quarter of 2008. On the same basis, East Boulder Mine's third quarter 2009 cash costs before credits declined by 24.4% in relation to last year's third quarter. Higher productivities at both mines, coupled with lower materials costs and reduced reliance on contractors, have contributed to this strong improvement during 2009. Significantly, the Company's operations have now sustained the benefit of these efficiency improvements throughout the first nine months of 2009, suggesting the productivity gains and cost reductions may have been successfully integrated into operating performance.

Returning now to the Company's conventional measure of total cash costs per mined ounce (see the table below), when the benefit of by-product and recycling credits is included, not surprisingly the reported total cash costs per mined ounce are lower than when the credits are excluded. However, the steep cost reductions seen in the prior table also nearly disappear -- the year-to-year improvement in operating efficiency seen above is largely or entirely offset by a corresponding reduction between 2008 and 2009 in the dollar amount of recycle and by-product credits generated. Recycling credits in particular have dropped steeply in 2009 in response to the sharp decline in available recycling volumes experienced when PGM prices collapsed during the second half of 2008. Although volumes have since recovered somewhat, they remain well below last year's levels.

Total Cash Costs per Mined Ounce Produced
($/returnable oz. of Pt/Pd)

                                Quarter Ended         Nine Months Ended
                                 September 30             September 30
                            ----------------------  ----------------------
                             2009    2008   Change   2009    2008   Change
                            ------  ------  ------  ------  ------  ------

Stillwater Mine                344     331      13     349     351      (2)

East Boulder Mine              391     392      (1)    404     432     (28)

Consolidated Mining            357    349        8     363     377     (14)

For the third quarter of 2009, total cash costs per mined ounce at the Stillwater Mine increased by 3.9%, as improved mining productivities in 2009 were offset by significantly lower credits for recycling activities. Similarly, the effect at East Boulder of lower recycling credits during the 2009 third quarter offset the benefit of increases in mining productivity, leaving reported total cash costs per ounce essentially flat for the quarter. Year to date in 2009, even with the reduced recycling credits, reported total cash costs per ounce have declined at both mines, with the stronger improvement at East Boulder Mine which has achieved a 6.5% reduction in cash costs compared to the same period in 2008.

The Company's public guidance for 2009 anticipated that combined total cash costs for both mines (including the effect of by-product and recycling credits) would average $399 per ounce. Actual combined total cash costs averaged $357 per ounce in the 2009 third quarter and $363 per ounce year to date. The Company now expects to outperform its earlier guidance in this area for the full year 2009.

Average Realized Prices

Average Realized Prices on Mined Ounces Sold
 ($/oz.)
                                Quarter Ended         Nine Months Ended
                                 September 30            September 30
                            ----------------------  ----------------------
                             2009    2008   Change   2009    2008   Change
                            ------  ------  ------  ------  ------  ------

Platinum                     1,174   1,569    (395)  1,089   1,553    (464)

Palladium                      360     409     (49)    362     424     (62)

Combined Pt/Pd                 574     652     (78)    540     675    (135)

Prices for platinum and palladium continued to strengthen during the third quarter of 2009, although they remain well below their average levels during 2008. The effect on the Company of losing its supply agreement with General Motors in early July has been almost entirely offset by the increase in PGM market prices, and as expected the Company has had no difficulty finding buyers for the displaced metal under that contract. Although the Company's average realized prices for its mined platinum and palladium in this year's third quarter are off by 25.2% and 12.0% respectively from the comparable period in 2008, third-quarter platinum realizations at $1,174 per ounce were up from $952 per ounce in this year's first quarter and $1,118 per ounce in the second quarter. Palladium realizations, which have benefited from the floor price provisions in the Company's automotive supply agreements, have remained almost flat at $360 per ounce in the third quarter, down only 1.1% from the $364 per ounce realized in this year's first and second quarters -- despite the loss of the General Motors agreement.

Recycling Volumes Processed

Recycling Ounces Processed
(Thousands)
                                Quarter Ended         Nine Months Ended
                                 September 30            September 30
                            ----------------------  ----------------------
                             2009    2008   Change   2009    2008   Change
                            ------  ------  ------  ------  ------  ------

Platinum                      27.8    64.6   (36.8)   76.7   162.8   (86.1)
Palladium                     28.1    50.8   (22.7)   71.1   129.4   (58.3)
Rhodium                        4.9    10.7    (5.8)   12.3    26.9   (14.6)
   Total                      60.8   126.1   (65.3)  160.1   319.1  (159.0)

After falling off very sharply in late 2008, the Company's total recycling volumes processed have strengthened somewhat during 2009 as PGM prices have risen and supply arrangements have been adjusted. The Company receives spent catalytic converter cores and other recyclable material containing PGMs from various sources and may either purchase the material for its own account or process it on a tolling basis on behalf of others. The total volume of such materials processed during the third quarter and first nine months of 2009 remains substantially below the volumes for the corresponding periods last year -- total volumes were down 51.8% for the quarter and 49.8% year-to-date relative to the same periods in 2008. It is not yet clear what effect, if any, the so-called "cash for clunkers" program in the U.S. will have on domestic recycling volumes in 2009.

Available Cash and Investments

Available Cash, Cash Equivalents and Investments
($ Thousands)

        September 30, 2009       December 31, 2008       September 30, 2008
        ------------------       -----------------       ------------------

             $200,123                 $180,789                $129,034

With the steep decline in PGM prices in late 2008, the Company indicated publicly that during 2009 it would manage for preservation of cash, reducing capital expenditures sharply and restructuring to reduce costs and improve operational efficiency. As recycling volumes diminished in late 2008 and early 2009 in conjunction with falling PGM prices, substantial amounts of working capital in inventory were released, increasing the Company's cash balance. The reported total of available cash and investments on hand had increased to about $180 million at the end of 2008, and thereafter remained relatively flat during the first half of 2009. However, during the third quarter, with improving PGM prices and continued good mining productivity, the Company saw its available balance of cash and investments increase to just over $200 million.

The lower capital expenditures in 2009, targeted at about $39 million, are somewhat less than would be required to sustain the current level of operations longer term. Investment to expand the developed state of the mines during earlier years left the Company well positioned to cut capital spending in 2009 during the economic downturn. The Company expects to meet its reduced spending target for 2009, but plans to increase expenditures during 2010 toward a level that is likely to sustain long-term operations at current production rates.

The Company disclosed previously a recent transaction in which it exchanged $15 million of its outstanding convertible debentures for approximately 1.8 million shares of its common stock. This transaction was completed as expected. Other than a small amount of accrued interest, the transaction did not involve any payments of cash. The accounting implications of the transaction are currently being reviewed and will be disclosed in further detail in the Company's forthcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2008 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Gregory Wing
Chief Financial Officer
(406) 373-8700